UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2012

Artio Global Investors Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-34457	13-6174048
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 Madison Ave. New York, NY	10017
(Address of principal executive offices)	(Zip Code)

(212) 297-3600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On March 26, 2012, Artio Global Investors Inc. (the “Company”) provided notice that on March 30, 2012, it intends to terminate its Credit Agreement dated September 4, 2009, with certain lenders, including Bank of America, N.A., as administrative agent (the “Credit Agreement”) and repay the remaining principal balance of $37.5 million that is due to be paid by the scheduled maturity date of October 15, 2012 (the “Maturity Date”), and all other amounts outstanding.

The Credit Agreement consists of a $60.0 million three-year term credit facility, a $50.0 million three-year revolving credit facility (which was increased to $100.0 million in accordance with the terms of the Credit Agreement in January 2011) and contains customary affirmative, negative and financial covenants and events of default. The Company previously borrowed $60.0 million in October 2009 under the term credit facility, but did not borrow any funds under the revolving credit facility.

The Company has the financial resources to repay the balance of the term debt facility and views it as increasingly unlikely that it will need to utilize the undrawn credit facility prior to the Maturity Date. Additionally, as a result of the early termination, the Company will avoid incurring further interest and commitment fee charges and will not incur any early termination penalties.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Artio Global Investors Inc.

Date: March 27, 2012	By:	/s/ Francis Harte
	Name:	Francis Harte
	Title:	Chief Financial Officer